EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

November 3, 2011	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Holdings Corporation Reports
Third Quarter 2011 Financial Results and Increases 2011 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $12.2 million, or $0.24 per diluted share, for the third quarter of 2011, compared to net income of $17.0 million, or $0.52 per diluted share, for the same period in 2010.  For the first nine months of 2011, UIL’s consolidated net income was $78.4 million, or $1.54    per diluted share, compared to $44.4 million, or $1.42 per diluted share, for the same period in 2010.  The third quarter and first nine months results for 2011 reflect the earnings impact of the gas distribution operations acquired in the fourth quarter of 2010,  the corporate expenses associated with that acquisition and the share dilution resulting from the September 2010 equity issuance as detailed in the table below.

“Our earnings for the third quarter reflect the first full quarter in which both of our new peaking generating plants, GenConn Devon and Middletown were in operation,” said James P. Torgerson, UIL’s president and chief executive officer. “And, with these GenConn plants operating and the integration of the gas companies into UIL well underway, we are seeing the positive impacts of our strategic initiatives.”

“In addition, our growth strategy of converting businesses and households to natural gas continues to attract interest and conversions are ahead of 2010 levels,” added Torgerson.

The following table provides earnings per diluted share for the third quarter and first nine months of 2011, compared to the same periods in 2010.

	Quarter Ended September 30,			Nine Months Ended September 30,
	2011	2010	Difference	2011	2010	Difference

EPS
UIL excl. acquisition & transition related activities	$0.66	$0.69	$(0.03)	$1.87	$1.72	$0.15
Gas distribution	$(0.12)	$-	$(0.12)	$0.58	$-	$0.58
Interest expense related to $450M debt issuance	$(0.06)	$-	$(0.06)	$(0.19)		$(0.19)
September 2010 equity issuance	$(0.24)	$(0.04)	$(0.20)	$(0.72)	$(0.03)	$(0.69)
Acquisition related expenses	$-	$(0.13)	$0.13	$-	$(0.27)	$0.27

UIL Consolidated	$0.24	$0.52	$(0.28)	$1.54	$1.42	$0.12

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Electric distribution, CTA & other

Earnings from the electric distribution business in the third quarter of 2011 were $13.1 million, or $0.26 per diluted share, compared to $14.9 million, or $0.46 per diluted share, for the same period in 2010.  The decrease in earnings for the quarter was primarily attributable to increased operation and maintenance expenses and lower CTA rate base, partially offset by increased income from the investment in GenConn.

For the first nine months of 2011, the electric distribution business had total earnings of $34.9 million, or $0.69 per diluted share, compared to $34.4 million, or $1.11 per diluted share, for the same period in 2010.  The increase in net income for the first nine months of 2011 was primarily attributable to increased income from the investment in GenConn, partially offset by lower CTA rate base.

Pre-tax earnings from UI’s equity investment in GenConn in the third quarter of 2011 were $3.5 million compared to pre-tax earnings of $0.4 million in the third quarter of 2010.   For the first nine months of 2011, pre-tax earnings from UI’s equity investment in GenConn earned $8.2 million, compared to a pre-tax loss of $0.5 million for the same period in 2010.  Both GenConn plants are now operating in the ISO-NE markets.  GenConn Devon became operational in the summer of 2010 and GenConn Middletown became operational in June of this year.

Electric transmission

Earnings from the electric transmission business in the third quarter of 2011 were $7.6 million, or $0.15 per diluted share, compared to $6.4 million, or $0.20 per diluted share, for the same period in 2010.  For the first nine months of 2011, total transmission earnings were $23.2 million, or $0.46 per diluted share, compared to $19.5 million, or $0.63 per diluted share, for the same period in 2010.  The increase in earnings for both the quarter and first nine months of 2011 were primarily attributable to an increase in the allowance for funds used during construction, due to an increase in construction work in progress.

Gas distribution

The gas distribution businesses incurred a loss of $6.2 million, or $0.12 per diluted share in the third quarter of 2011, consistent with the seasonal nature of the gas businesses.  For the first nine months of 2011, earnings from the gas distribution businesses were $29.7 million, or $0.58 per diluted share, which reflects colder than normal temperatures in the first quarter of 2011.   There were no earnings from the gas distribution businesses for the third quarter and first nine months of 2010 as those businesses were not acquired until November 2010.

The quarter and first nine months of 2011 earnings include an adjustment of $2.2 million, pre-tax, that was recorded in the third quarter of 2011, reflecting the decision by the Public Utilities Regulatory Authority to allow the company to record carrying charges on the excess interim rate decrease over-credited to customers during the stay of the rate case decisions while they were on appeal.

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Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” level, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $2.3 million, or $0.05 per diluted share in the third quarter of 2011, compared to net after-tax costs of $4.3 million, or $0.14 per diluted share, in the same period of 2010.

For the first nine months of 2011, UIL Corporate incurred net after-tax costs of $9.4 million, or $0.19 per diluted share, compared to $9.5 million, or $0.32 per diluted share, in the same period in 2010.  The decrease for both the quarter and first nine months of 2011 was primarily attributable to the absence in 2011 of after-tax acquisition related costs incurred in the third quarter of 2010, partially offset by interest expense related to the October 2010 issuance of $450 million of public debt, the proceeds of which were used to partially fund the acquisition.

Looking Forward

UIL has revised its consolidated earnings estimate for 2011 upward to $1.90-$2.05 per diluted share compared to the previous guidance of $1.85-$2.00 per diluted share.  Details of the 2011 earnings estimates are summarized as follows:

2011 Earnings Expectations

	Approximate Net Income(2)	EPS - basic(3)

Electric distribution, CTA & other	$39 - $43	$0.78 - $0.85
Electric transmission	$28 - $30	$0.55 - $0.60

Total UI (1)	$68 - $73	$1.35 - $1.45

Gas distribution	$40 - $45	$0.80 - $0.88

UIL Corporate	($14) - ($13)	($0.27) - ($0.25)

Total UIL (1)	$96 - $104	$1.90 - $2.05

(1) Expectations are not intended to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 50.6 million average shares outstanding

Although the earnings estimate for Total UI was unchanged, the range for the electric distribution business (which includes CTA & other) was narrowed to $0.78-$0.85 per diluted share from $0.78-$0.90 per diluted share, reflecting year to date performance.

The range for gas distribution was also narrowed from $0.78-$0.88 per diluted share to $0.80-$0.88 per diluted share, reflecting year to date performance.

The unallocated net costs for UIL Corporate were reduced from ($0.30)–($0.28) per diluted share to ($0.27)–($0.25) per diluted share primarily to reflect tax savings resulting from the deductibility of certain gas company acquisition costs.

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Third Quarter 2011 Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Friday, November 4, 2011, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 690,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis, of how the acquisition-related financial activities described above contributed to the change in net income is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the acquisition activity, booked in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2011 net income for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2011.   Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. Such risks and uncertainties with respect to UIL Holdings’ recent acquisition of The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the third quarter and first nine months of 2011 and 2010:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

Operating Revenues
Electric distribution and transmission	$220,820	$236,274	$602,482	$663,663
Gas distribution	100,579	-	594,012	-
Non-utility	28	3	35	10
Total Operating Revenues	321,427	236,277	1,196,529	663,673
Operating Expenses
Operation
Purchased power	52,974	65,616	139,548	194,531
Natural gas purchased	48,714	-	341,594	-
Operation and maintenance	95,539	57,372	284,539	171,360
Transmission wholesale	25,180	23,434	59,809	54,249
Depreciation and amortization	38,368	28,383	108,941	82,672
Taxes - other than income taxes	26,399	20,238	87,806	54,534
Acquisition-related costs	-	6,471	-	13,171
Total Operating Expenses	287,174	201,514	1,022,237	570,517
Operating Income	34,253	34,763	174,292	93,156

Other Income and (Deductions), net	8,392	5,591	18,661	14,551

Interest Charges, net
Interest on long-term debt	21,052	11,039	65,059	30,844
Other interest, net	2,647	171	4,376	590
	23,699	11,210	69,435	31,434
Amortization of debt expense and redemption premiums	644	399	1,979	1,193
Total Interest Charges, net	24,343	11,609	71,414	32,627

Income Before Income Taxes, Equity Earnings	18,302	28,745	121,539	75,080

Income Taxes	9,629	12,114	51,347	30,156

Income Before Equity Earnings	8,673	16,631	70,192	44,924
Income (loss) from Equity Investments	3,521	345	8,230	(544)

Net Income	12,194	16,976	78,422	44,380
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	14	-	42	-

Net Income attributable to UIL Holdings	$12,180	$16,976	$78,380	$44,380

Average Number of Common Shares Outstanding - Basic	50,643	32,176	50,597	30,743
Average Number of Common Shares Outstanding - Diluted	50,927	32,459	50,886	31,067

Earnings Per Share of Common Stock - Basic:	$0.24	$0.52	$1.55	$1.44

Earnings Per Share of Common Stock - Diluted:	$0.24	$0.52	$1.54	$1.42

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$1.296	$1.296

  UIL HOLDINGS CORPORATION
  CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
  For the Three and Nine Months Ended September 30, 2011 and 2010
  (Thousands of Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net Income	$12,194	$16,976	$78,422	$44,380
Other Comprehensive Loss	(1,012)	-	(866)	-
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	14	-	42	-
Comprehensive Income	$11,168	$16,976	$77,514	$44,380

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(thousands of dollars)	September 30, 2011	December 31, 2010
ASSETS
Current assets	$564,481	$697,421
Other investments	154,289	85,717
Net property, plant and equipment	2,498,825	2,327,450
Regulatory assets	956,545	925,889
Goodwill	302,184	298,890
Deferred charges and other assets	105,982	120,066
Total Assets	$4,582,306	$4,455,433

LIABILITIES AND CAPITALIZATION
Current liabilities	$508,691	$552,934
Noncurrent liabilities	647,209	577,231
Deferred income taxes	418,719	354,164
Regulatory liabilities	362,023	382,366
Total Liabilities	1,936,642	1,866,695

Long-term debt, net of unamortized discount and premium	1,551,478	1,511,768
Preferred stock of subsidiary	750	828
Net common stock equity	1,093,436	1,076,142
Total Capitalization	2,645,664	2,588,738

Total Liabilities and Capitalization	$4,582,306	$4,455,433